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                                                                    Exhibit 23.3

                            Willkie Farr & Gallagher
                              153 East 53rd Street
                            New York, New York 10022




August 27, 1996


Globalstar Telecommunications Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12 Bermuda

Re:  Globalstar Telecommunications Limited


Ladies and Gentlemen:


     We have acted as counsel for Globalstar Telecommunications Limited, a Bermuda corporation (the "Company"), in connection with its registration for resale of $310,000,000 Convertible Preferred Equivalent Obligations due 2006, the 4,769,230 shares of Common Stock issuable upon conversion thereof, subject to adjustment in certain circumstances, and 267,256 shares of Common Stock for the account of certain stockholders as described in the Company's Prospectus (the "Prospectus"), contained in the Form S-3 Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon certain United States tax matters and to the reference to our name under the caption "Legal Opinions" in such Prospectus. We further consent to your filing copies of our tax opinion dated June 20, 1996 as an exhibit to the Registration Statement or any amendment thereto.


Very truly yours,


/s/ Willkie Farr & Gallagher